Exhibit 5.1

July 17, 2014

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, CA 94005

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CareDx, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 97,349 shares of Common Stock reserved for issuance pursuant to the CareDx, Inc. 1998 Stock Plan, (ii) 809,179 shares of Common Stock reserved for issuance pursuant to the CareDx, Inc. 2008 Equity Incentive Plan, (iii) 838,695 shares of Common Stock reserved for issuance pursuant to the CareDx, Inc. 2014 Equity Incentive Plan, (iv) 89,269 shares of Common Stock reserved for issuance pursuant to the CareDx, Inc. 2014 Employee Stock Purchase Plan and (v) 23,229 shares of Common Stock reserved for issuance pursuant to the ImmuMetrix, Inc. 2013 Equity Incentive Plan (which plans are collectively referred to herein as the “Plans” and which shares of Common Stock are collectively referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.